EXHIBIT 5.1

March 18, 2008

Marchex, Inc.

413 Pine Street, Suite 500

Seattle, WA 98101

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

As legal counsel for Marchex, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,349,352 shares (the “Shares”) of the Company’s Class B common stock, $0.01 par value per share (“Common Stock”), that were issued or may be issued pursuant to grants under the Marchex, Inc. 2003 Amended and Restated Stock Incentive Plan (the “Plan”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the Commonwealth of Massachusetts and we express no opinion concerning any law other than the law of the Commonwealth of Massachusetts, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations.

Based upon and subject to the foregoing, it is our opinion that the Shares issued pursuant to the Plan as of the date hereof are duly authorized, validly issued, fully paid and nonassessable, and any Shares that may be issued in the future pursuant to the Plan have been duly authorized and, when issued against receipt of the consideration therefore in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

DLA PIPER US LLP

/s/ DLA Piper US LLP